Exhibit 99.1
NVR, INC. ANNOUNCES FOURTH QUARTER RESULTS

January 31, 2023, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its fourth quarter ended December 31, 2022 of $454.8 million, or $133.44 per diluted share. Net income and diluted earnings per share for the fourth quarter ended December 31, 2022 increased 36% and 50%, respectively, when compared to 2021 fourth quarter net income of $334.6 million, or $89.09 per diluted share. Consolidated revenues for the fourth quarter of 2022 totaled $2.71 billion, which increased 22% from $2.23 billion in the fourth quarter of 2021.
For the year ended December 31, 2022, consolidated revenues were $10.53 billion, an 18% increase from $8.95 billion reported in 2021. Net income for the year ended December 31, 2022 was $1.73 billion, an increase of 40% when compared to net income for the year ended December 31, 2021 of $1.24 billion. Diluted earnings per share for the year ended December 31, 2022 was $491.82, an increase of 53% from $320.48 per diluted share for 2021.
Homebuilding
New orders in the fourth quarter of 2022 decreased by 27% to 4,153 units, when compared to 5,685 units in the fourth quarter of 2021. The average sales price of new orders in the fourth quarter of 2022 was $459,000, an increase of 1% when compared with the fourth quarter of 2021. The cancellation rate in the fourth quarter of 2022 was 18% compared to 10% in the fourth quarter of 2021. Settlements in the fourth quarter of 2022 increased by 13% to 5,749 units, compared to 5,100 units in the fourth quarter of 2021. The average settlement price in the fourth quarter of 2022 was $464,000, an increase of 9% from the fourth quarter of 2021. Our backlog of homes sold but not settled as of December 31, 2022 decreased on a unit basis by 28% to 9,162 units and decreased on a dollar basis by 25% to $4.33 billion when compared to the respective backlog unit and dollar balances as of December 31, 2021.
Homebuilding revenues of $2.67 billion in the fourth quarter of 2022 increased by 23% compared to homebuilding revenues of $2.18 billion in the fourth quarter of 2021. Gross profit margin in the fourth quarter of 2022 increased to 25.3%, compared to 24.4% in the fourth quarter of 2021. In the fourth quarter of 2022, gross profit was impacted by contract land deposit impairments of approximately $25.0 million, or 94 basis points as a percentage of revenue. Income before tax from the homebuilding segment totaled $548.3 million in the fourth quarter of 2022, an increase of 40% when compared to the fourth quarter of 2021.
New orders for the year ended December 31, 2022 decreased by 16% to 19,164 units, compared to 22,721 units in 2021. Settlements for the year ended December 31, 2022 increased by 6% to 22,732 units, compared to 21,540 units settled in 2021. Homebuilding revenues for the year ended December 31, 2022 totaled $10.33 billion, a 19% increase from 2021. Gross profit margin for the year ended December 31, 2022 increased to 25.8%, compared to 22.3% in 2021. Income before tax for the homebuilding segment increased 50% for the year ended December 31, 2022 to $2.13 billion, compared to $1.42 billion in 2021.
Mortgage Banking
Mortgage closed loan production in the fourth quarter of 2022 totaled $1.52 billion, an increase of 3% when compared to the fourth quarter of 2021. Income before tax from the mortgage banking segment totaled $26.4 million in the fourth quarter of 2022, a decrease of 24% when compared to $34.8 million in the fourth quarter of 2021. This decrease was primarily attributable to a decrease in secondary marketing gains.
Mortgage closed loan production for the year ended December 31, 2022 increased 4% to $6.31 billion. Income before tax from the mortgage banking segment for the year ended December 31, 2022 decreased 29% to $122.2 million from $171.6 million in 2021.

Effective Tax Rate
Our effective tax rate for the three and twelve months ended December 31, 2022 was 20.9% and 23.4%, respectively, compared to 21.6% and 22.2% for the three and twelve months ended December 31, 2021, respectively. The effective tax rates in each period were favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $22.6 million and $50.3 million for the three and twelve months ended December 31, 2022, respectively, and $10.5 million and $48.4 million for the three and twelve months ended December 31, 2021, respectively.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-five metropolitan areas in fifteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: the impact of COVID-19 on the economy and related supply chain disruptions; general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)
Homebuilding:
Revenues	$2,668,036	$2,176,807	$10,326,770	$8,701,693
Other income	21,592	1,845	37,038	6,559
Cost of sales	(1,993,722)	(1,646,050)	(7,662,271)	(6,763,115)
Selling, general and administrative	(140,995)	(127,757)	(532,353)	(474,808)
Operating income	554,911	404,845	2,169,184	1,470,329
Interest expense	(6,630)	(12,836)	(38,140)	(51,530)
Homebuilding income	548,281	392,009	2,131,044	1,418,799

Mortgage Banking:
Mortgage banking fees	44,146	53,534	199,664	249,332
Interest income	3,570	2,148	11,853	8,725
Other income	1,294	876	4,963	3,753
General and administrative	(22,300)	(21,391)	(92,946)	(88,619)
Interest expense	(269)	(371)	(1,384)	(1,587)
Mortgage banking income	26,441	34,796	122,150	171,604

Income before taxes	574,722	426,805	2,253,194	1,590,403
Income tax expense	(119,954)	(92,224)	(527,619)	(353,684)

Net income	$454,768	$334,581	$1,725,575	$1,236,719

Basic earnings per share	$141.82	$96.47	$525.20	$345.37

Diluted earnings per share	$133.44	$89.09	$491.82	$320.48

Basic weighted average shares outstanding	3,207	3,468	3,286	3,581

Diluted weighted average shares outstanding	3,408	3,755	3,509	3,859

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Homebuilding:
Cash and cash equivalents	$2,503,424	$2,545,069
Restricted cash	48,455	60,730
Receivables	20,842	18,552
Inventory:
Lots and housing units, covered under sales agreements with customers	1,554,955	1,777,862
Unsold lots and housing units	181,952	127,434
Land under development	27,100	12,147
Building materials and other	24,268	29,923
	1,788,275	1,947,366

Contract land deposits, net	496,080	497,139
Property, plant and equipment, net	57,950	56,979
Operating lease right-of-use assets	71,081	59,010
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Deferred tax assets, net	143,585	132,894
Other assets	75,898	96,124
	5,247,170	5,455,443
Mortgage Banking:
Cash and cash equivalents	19,415	28,398
Restricted cash	2,974	2,519
Mortgage loans held for sale, net	316,806	302,192
Property and equipment, net	3,559	3,658
Operating lease right-of-use assets	16,011	9,758
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	47,691	25,160
	413,803	379,032
Total assets	$5,660,973	$5,834,475

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$334,016	$336,560
Accrued expenses and other liabilities	437,234	435,860
Customer deposits	313,804	417,463
Operating lease liabilities	75,818	64,128
Senior notes	914,888	1,516,255
	2,075,760	2,770,266
Mortgage Banking:
Accounts payable and other liabilities	61,396	51,394
Operating lease liabilities	16,968	10,437
	78,364	61,831
Total liabilities	2,154,124	2,832,097

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both December 31, 2022 and December 31, 2021	206	206
Additional paid-in capital	2,600,014	2,378,191
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both December 31, 2022 and December 31, 2021	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	11,773,414	10,047,839
Less treasury stock at cost – 17,336,397 and 17,107,889 shares as of December 31, 2022 and December 31, 2021, respectively	(10,866,785)	(9,423,858)
Total shareholders' equity	3,506,849	3,002,378
Total liabilities and shareholders' equity	$5,660,973	$5,834,475

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022		2021		2022		2021
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	1,836	$525.0	2,344	$529.3	7,816	$526.6	8,749	$522.4
North East (2)	430	$573.6	448	$518.6	1,679	$528.3	1,685	$497.4
Mid East (3)	741	$381.8	1,262	$382.3	4,344	$400.5	5,567	$369.3
South East (4)	1,146	$360.3	1,631	$386.6	5,325	$399.4	6,720	$363.6
Total	4,153	$459.0	5,685	$454.9	19,164	$462.8	22,721	$436.1

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2022		2021		2022		2021
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,153	$526.6	1,899	$517.4	9,042	$527.1	8,310	$487.3
North East (2)	456	$503.4	406	$490.9	1,763	$506.3	1,666	$460.9
Mid East (3)	1,484	$400.5	1,317	$368.5	5,518	$389.1	5,414	$349.4
South East (4)	1,656	$428.7	1,478	$344.7	6,409	$393.3	6,150	$323.9
Total	5,749	$464.0	5,100	$426.8	22,732	$454.3	21,540	$403.9

	As of December 31,
	2022		2021
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	3,692	$536.3	4,918	$534.8
North East (2)	885	$553.9	969	$511.5
Mid East (3)	1,853	$403.2	3,027	$381.3
South East (4)	2,732	$405.7	3,816	$393.7
Total	9,162	$472.2	12,730	$454.2

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Average active communities:
Mid Atlantic (1)	169	158	160	155
North East (2)	37	37	36	34
Mid East (3)	127	124	126	129
South East (4)	95	99	93	106
Total	428	418	415	424

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Homebuilding data:
New order cancellation rate	18.4%	9.7%	14.2%	9.2%
Lots controlled at end of period			131,900	124,900

Mortgage banking data:
Loan closings	$1,524,665	$1,480,080	$6,313,416	$6,073,934
Capture rate	80%	89%	83%	89%

Common stock information:
Shares outstanding at end of period			3,218,933	3,447,441
Number of shares repurchased	28,504	77,443	323,652	322,038
Aggregate cost of shares repurchased	$116,165	$385,164	$1,500,358	$1,538,019

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee, Florida and Georgia

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com